Exhibit 99.1

Stillwater Mining Company Announces Retirement of Frank McAllister

BILLINGS, MT--(Marketwired - June 7, 2013) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) reported today that Frank McAllister, the Company's Chief Executive Officer, has announced his retirement from the Company.

Mr. McAllister joined Stillwater Mining Company in February of 2001 as the Company's Chief Executive Officer and Chairman of the Board of Directors. Mr. McAllister was responsible for listing Stillwater Mining Company on the New York Stock Exchange. Under his leadership the Company's safety performance improved significantly and his proactive, collaborative approach to environmental compliance allowed the Company to achieve environmental excellence and maintain solid relationships with interest groups. His insights and knowledge of the PGM industry have proven invaluable for the advancement of the business. Under his direction the Company expanded their cutting-edge analytical laboratory. Mr. McAllister is also responsible for establishing and expanding the Company's recycling business and under his leadership the Company survived exceptionally difficult financial conditions created by low commodity prices in the periods 2002-2004 and again in 2008-2010.

Commenting on Mr. McAllister's departure, Brian Schweitzer, the Company's Chairman of the Board, observed, "Frank's commitment and dedication to the Company's success is evidenced by Montana's position for continued growth and expansion. His dynamic leadership has built strong relationships within the industry and special interest groups. His support of the local communities and employees will leave a lasting impact. We at Stillwater will miss him and wish him all the best in his retirement."

Terrell I. Ackerman, Vice President of Corporate Development for the Company, has agreed to serve as the interim Chief Executive Officer of the Company. Mr. Ackerman served as the Vice President, General Manager of East Boulder Operations. He was Vice President - Planning & Process Operations from March of 2002 to November 2008. Mr. Ackerman joined the Company in March 2000 as Director of Corporate Planning after two years as an independent consultant. During 1998 and 1999, Mr. Ackerman conducted feasibility studies, operational and mine planning reviews for various underground operations. Prior to this time, Mr. Ackerman was Vice President and General Manager of BHP Copper's San Manuel Operation in Arizona. Mr. Ackerman held increasing roles of accountability for Magma Copper Company, starting as an underground engineer in training in 1976. Mr. Ackerman received a Bachelor of Science degree in Mine Engineering from the University of Idaho College of Mines.

About Stillwater Mining Company:

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971